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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Avalon Entertainment Group, Inc.

NCC Broadcast, Inc.

The Village at Breckenridge Acquisition Corp., Inc.

Property Management Acquisition Corp., Inc.